Exhibit No. 4.4

AMENDMENT NUMBER TWO
TO FINANCING AGREEMENT

This AMENDMENT NUMBER TWO TO FINANCING AGREEMENT (this “Amendment”) is entered into as of March 31, 2005, by and among RUSS BERRIE AND COMPANY, INC., a New Jersey corporation (the “Borrower”), the lenders party to the Financing Agreement referenced below (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”), with reference to the following:

WHEREAS, Borrower, each subsidiary of the Borrower listed as a “Guarantor” on the signature pages thereto, the Lenders and the Agents are parties to that certain Financing Agreement, dated as of December 15, 2004 (as amended, restated, supplemented, or otherwise modified from time to time, the “Financing Agreement”), pursuant to which Lenders have made certain loans and financial accommodations available to Borrower;

WHEREAS, Borrower has requested that the Lenders and the Agents make certain amendments to the Financing Agreement; and

WHEREAS, subject to the terms and conditions set forth herein, the Lenders and the Agents are willing to make such amendments, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement, as amended hereby.

2.             Amendment to Financing Agreement.  The Financing Agreement is hereby amended as follows:

(a)           Section 1.01 of the Financing Agreement is hereby amended by adding the following defined terms “Additional March 2005 Prepayment”, “Amendment Number Two”, “Australia Subsidiary Pledge Agreement”, and “First Quarter 2005 Dividend” in alphabetical order:

“Additional March 2005 Prepayment” means the prepayment of principal in respect of the Term Loan in the amount of $18,250,000 made by the Borrower in accordance with Section 3(d) of Amendment Number Two.

“Amendment Number Two” means that certain Amendment Number Two to Financing Agreement dated as of March 31, 2005.

“Australia Subsidiary Pledge Agreement” means that certain Limited Pledge Agreement dated as of March 29, 2005, between the Borrower and the Collateral Agent providing for the pledge by the Borrower of 65% of the stock of Russ Australia Pty. Limited.

“First Quarter 2005 Dividend” has the meaning specified therefor in Section 7.02(s).

(b)                                 Section 1.01 of the Financing Agreement is hereby amended by amending and restating the defined terms “Backup Letter of Credit Requirement Termination Date” and “Loan Document” in their entirety as follows:

“Backup Letter of Credit Requirement Termination Date” means the first day upon which all Obligations and any other amounts owing to the Agents and the Lenders under the Loan Documents have been indefeasibly paid in full (as defined in Section 4.04(d)) and all Commitments of the Lenders have been terminated.

“Loan Document” means this Agreement, the Australia Subsidiary Pledge Agreement, any Guaranty, any Security Agreement, any Mortgage, any Intercompany Subordination Agreement, the Seller Subordination Agreement, the Backup Letter of Credit, any UCC Filing Authorization Letter and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing the Term Loan, or any other Obligation.

(c)                                  The defined term “Excess Cash Flow” in Section 1.01 of the Financing Agreement is hereby amended by adding the phrase “including without limitation the Additional March 2005 Prepayment” after “all scheduled and mandatory cash principal payments on the Term Loan made during such period,” in clause (B) of such defined term.

(d)                                 The defined term “Fixed Charge Coverage Ratio” in Section 1.01 of the Financing Agreement is hereby amended by adding the phrase “which shall not include the Additional March 2005 Prepayment” after “during such fiscal quarter” in clause (A) of such defined term.

(e)                                  Section 2.04(a) of the Financing Agreement is hereby amended and restated in its entirety as follows:

(a)                                  Term Loan.  The Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of the Term

Loan until such principal amount is repaid, as follows: (i) if the relevant portion of the Term Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus 8.00 percentage points, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus 5.25 percentage points; provided that if TTM EBITDA of the Borrower and its Subsidiaries equals or exceeds the applicable amount set forth opposite the fiscal quarter end appearing below, the Term Loan shall bear interest on the principal amount thereof outstanding during the immediately following fiscal quarter, as follows: if the relevant portion of the Term Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus 7.00 percentage points, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus 4.25 percentage points:

Fiscal Quarter End	TTM EBITDA
March 31, 2005	$29,000,000
June 30, 2005	$34,000,000
September 30, 2005	$39,000,000
December 31, 2005	$44,000,000
March 31, 2006	$46,000,000
June 30, 2006	$50,000,000
September 30, 2006	$52,000,000
December 31, 2006	$52,000,000
March 31, 2007	$55,000,000
June 30, 2007	$55,000,000
September 30, 2007 and thereafter	$55,000,000

(f)                                    Section 2.05(c)(ii) of the Financing Agreement is hereby amended and restated in its entirety as follows:

(ii)                                  Immediately upon receipt of any proceeds of any Disposition by any Loan Party or its Subsidiaries other than a Permitted Disposition (other than a Permitted Disposition of the type described in clauses (b) and (c) of the definition of Permitted Disposition), the Borrower shall prepay the outstanding principal amount of the Term Loan in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition; provided, however, that there shall be no prepayment required out of the Net Cash Proceeds of the Exempt Foreign Dispositions except the Additional March 2005 Prepayment.  Nothing contained in this clause (ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than a Permitted Disposition.

(g)                                 Section 2.05(c)(iv) of the Financing Agreement is hereby amended and restated in its entirety as follows:

(iv)                              Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts in excess of the first $25,000 of such Extraordinary Receipts received in any Fiscal Year, the Borrower shall prepay the outstanding principal of the

Term Loan in an amount equal to 100% of such Extraordinary Receipts, net of any customary and reasonable expenses (including, without limitation, any attorney, accountant or other professional fees) incurred in collecting such Extraordinary Receipts; provided, however, that there shall be no prepayment required out of the Borrower’s receipt of United States federal income tax refunds attributable to its fiscal year ended December 31, 2004 except the Additional March 2005 Prepayment.  Any payments required to be made under this Section 2.05(c)(iv) shall be applied as set forth in Section 2.05(d); provided, however, that so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may, on or prior to the date of any insurer’s payment of the proceeds of Extraordinary Receipts in the form of proceeds of insurance, by written notice to the Agents, request that the amount of the required prepayment, as set forth in this Section 2.05(c)(iv), not occur at such time and that such proceeds instead be used to repair, replace or restore the casualty which precipitated receipt of such proceeds of insurance, with such notice setting forth in particular the proposed usage of such proceeds of insurance.  If such notice is timely given and if, in the reasonable judgment of the Collateral Agent, the Loan Parties have Cash and Cash Equivalents and/or casualty and business interruption insurance proceeds in amounts sufficient to ensure that Borrower will be able to make payment as and when due of the Obligations that will be payable during the period of repair, replacement, or restoration, the Collateral Agent shall notify the applicable insurer to permit payment of such proceeds to Borrower, and Borrower shall be relieved of its obligation to make such mandatory prepayment at such time.  If, within 270 days after the date of the Borrower’s receipt of the proceeds of such Extraordinary Receipts, the Borrower provides the Administrative Agent reasonably detailed reporting indicating that the Borrower has invested all or a portion of such proceeds in assets used or useful in the business of the Borrower as it exists as of the date hereof, then the required prepayment shall be reduced on a dollar-for-dollar basis with the amount of the proceeds so invested; provided further, however, that if, on such 270th day all or any portion of such proceeds have not been so invested, the portion remaining shall be used to make the required prepayment (as set forth above) as of such 270th day.

(h)                                 Section 2.09 of the Financing Agreement is hereby amended by deleting subsection (e) thereof in its entirety.

(i)                                     Section 7.02(s) of the Financing Agreement is hereby amended and restated in its entirety as follows:

(s)                                  Dividends by the Borrower.  Declare or pay a dividend with respect to the common shares of the Borrower’s Capital Stock, except that Borrower may declare and pay such dividend in cash in an aggregate amount (subject to the limitations set forth below) not to exceed $6,250,000 during any fiscal quarter of the Borrower, but only to the extent that (i) except with respect to the dividend to be declared by the Borrower on March 31, 2005 and paid by the Borrower during the month of April, 2005 (the “First Quarter 2005 Dividend”), no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such declaration and payment; (ii)

except with respect to the First Quarter 2005 Dividend, at the time of declaration of such dividends, the chief financial officer of Borrower shall have certified in writing to the Administrative Agent that as of such date and after due investigation and inquiry, such chief financial officer has no reason to believe that, after giving effect to the payment of such dividends, Borrower will not be in compliance with any of the financial covenants set forth in Section 7.03 as of the end of the fiscal quarter in which such dividends are to be paid (or in the case of the financial covenant contained in Section 7.03(e), as of the end of each fiscal month occurring in the fiscal quarter in which such dividends shall be paid); and (iii) except with respect to the First Quarter 2005 Dividend, Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such dividend is to be paid, equals or exceeds the applicable amount set forth opposite such immediately preceding fiscal quarter end appearing below:

Fiscal Quarter Ending	Fiscal Quarter Minimum Consolidated EBITDA
December 31, 2004	Not Applicable
March 31, 2005	2,500,000
June 30, 2005	2,200,000
September 30, 2005	15,900,000
December 31, 2005	18,800,000
March 31, 2006	8,900,000
June 30, 2006	8,600,000
September 30, 2006	24,100,000
December 31, 2006	21,000,000
March 31, 2007	11,100,000
June 30, 2007	9,500,000
September 30, 2007 and thereafter	28,300,000

provided, further, notwithstanding the foregoing or any other provision of this Agreement (a) the Borrower may declare and pay only the December 2004 Dividend in the fiscal quarter ending December 31, 2004; (b) the amount of the First Quarter 2005 Dividend shall be no greater than either (i) ten cents ($0.10) per share or (ii) $2,100,000; and (c) with respect to quarterly dividends that are declared by Borrower during the second, third and fourth fiscal quarters of 2005 (to be paid either during such quarters or during the immediately following quarters), each such dividend may be declared and paid only if (in addition to compliance with the other requirements of this Section 7.02(s)) Borrower has the Dollar Equivalent Amount of Qualified Cash of at least $55,000,000 after giving effect to the payment of such dividend and, in such event, the amount of each such quarterly dividend shall be no greater than either five cents ($0.05) per share (subject to corresponding adjustment for stock splits, stock dividends and recapitalizations) or (ii) $1,050,000.

(j)                                     ection 7.03(c) of the Financing Agreement is hereby amended and restated in its entirety as follows:

(c)                                  TTM EBITDA.  Permit TTM EBITDA of the Borrower and its Subsidiaries as of the last day of each fiscal quarter set forth below to be less than the applicable amount set forth below:

Fiscal Quarter End	TTM EBITDA
December 31, 2004	$29,000,000
March 31, 2005	$27,500,000
June 30, 2005	$31,000,000
September 30, 2005	$33,000,000
December 31, 2005	$36,000,000
March 31, 2006	$46,000,000
June 30, 2006	$50,000,000
September 30, 2006	$52,000,000
December 31, 2006	$52,000,000
March 31, 2007	$55,000,000
June 30, 2007	$55,000,000
September 30, 2007 and thereafter	$55,000,000

(k)                                  Section 7.03(e) of the Financing Agreement is hereby amended and restated in its entirety as follows:

(e)                                  Minimum Qualified Cash.  Permit the Dollar Equivalent Amount of Qualified Cash to be, as of the end of each fiscal month, less than the applicable amount set forth below opposite the Funded Debt Ratio most recently reported in the certificate of Authorized Officer of Borrower required to be delivered pursuant to Section 7.01(a)(iv):

Funded Debt Ratio	Minimum Qualified Cash
Equal to or greater than 2.75:1	$45,000,000
Less than 2.75:1 but equal to or greater than 2.50:1	$30,000,000
Less than 2.50:1 but equal to or greater than 2.00:1	$20,000,000
Less than 2.00:1	$0

provided, however, that if the Borrower fails to provide the certificate of Authorized Officer of the Borrower as required by Section 7.01(a)(iv) containing the Funded Debt Ratio, on or before the date when due thereunder, the minimum Dollar Equivalent Amount of Qualified Cash required hereunder shall be $45,000,000 until the date five Business Days after the appropriate certificate of Authorized Officer containing the Funded Debt Ratio is actually furnished as so required.

3.                                       Conditions Precedent to Amendment.  The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof:

(a)                                  The Administrative Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(b)                                 The Administrative Agent shall have received a reaffirmation and consent substantially in the form attached hereto as Exhibit A, duly executed and delivered by each Guarantor.

(c)                                  The Administrative Agent shall have received, on behalf of the Lenders, the principal payment of $1,750,000 that is due and payable in respect of the Term Loan on March 31, 2005 pursuant to Section 2.03(a) of the Financing Agreement.

(d)                                 The Administrative Agent shall have received, on behalf of the Lenders, a prepayment of principal in respect of the Term Loan in the amount of $18,250,000, which shall be applied by the Lenders in accordance with Section 2.05(d) of the Financing Agreement.

(e)                                  The Administrative Agent shall have received, on behalf of the Lenders in accordance with their respective Pro Rata Shares (after giving effect to the payments referenced in clauses (c) and (d) above), an amendment fee of $787,500 in the aggregate.

(f)                                    The representations and warranties herein and in the Financing Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof (after giving effect to the transactions contemplated herein), as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(g)                                 No Default or Event of Default shall have occurred and be continuing on the date hereof (after giving effect to the transactions contemplated herein), nor shall result from the consummation of the transactions contemplated herein.

(h)                                 No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrower, any Guarantor, any Agent, or any Lender.

4.                                       Representations and Warranties.  Borrower represents and warrants to the Agents and the Lenders that (a) the execution, delivery, and performance of this Amendment and of the Financing Agreement, as amended hereby, (i) are within its powers, (ii) have been duly authorized by all necessary action, and (iii) are not in contravention of any law, rule, or regulation applicable to it, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or Governmental Authority, or of the terms of its governing documents, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) this Amendment and the Financing Agreement, as amended hereby, are legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms; and (c) no Default or Event of Default has occurred and is continuing on the date hereof (after giving effect to the transactions contemplated herein) or as of the date upon which the conditions precedent set forth herein are satisfied (after giving effect to the transactions contemplated herein).

5.                                       Choice of Law.  The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

6.                                       Counterpart Execution.  This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

7.                                       Effect on Loan Documents.

(a)                                  The Financing Agreement, as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects.  The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of any Agent or any Lender under the Financing Agreement or any other Loan Document.  The waivers, consents, and modifications herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

(b)                                 Upon and after the effectiveness of this Amendment, each reference in the Financing Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Financing Agreement, and each reference in the other Loan Documents to “the Financing Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Financing Agreement, shall mean and be a reference to the Financing Agreement as modified and amended hereby.

(c)                                  To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Financing Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Financing Agreement as modified or amended hereby.

(d)                                 This Amendment is a Loan Document.

8.                                       Entire Agreement.  This Amendment embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

RUSS BERRIE AND COMPANY, INC.,
a New Jersey corporation

By:	/s/ John D. Wille
Name:	John D. Wille
Title: Vice President and Chief Financial Officer

ABLECO FINANCE LLC.,
a Delaware limited liability company, as the Collateral Agent and the Administrative Agent

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title: Senior Vice President

ABELCO FINANCE LLC.,
a Delaware limited liability company, as a Lender, on behalf of itself and its affiliate assigns

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Senior Vice President

WELLS FARGO FOOTHILL, INC., a California corporation, as a Lender

By:	/s/ Thomas P. Shughrue
Name: Thomas P. Shughrue
Title: Vice President

A-1

AZURE FUNDING, a company organized under the laws of the Cayman Islands, as a Lender

By:
Name:
Title:

A-2

Exhibit A

REAFFIRMATION AND CONSENT

Dated as of March 31, 2005

Reference hereby is made to that certain Amendment Number Two to Financing Agreement, dated as of the date hereof (the “Amendment”), among RUSS BERRIE AND COMPANY, INC., a New Jersey corporation (the “Borrower”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).  Capitalized terms used herein shall have the meanings ascribed to them in that Financing Agreement, dated as of December 15, 2004 (as amended, restated, supplemented, or otherwise modified from time to time, the “Financing Agreement”), among Borrower, each subsidiary of the Borrower listed as a “Guarantor” on the signature pages thereto, Agents, and the Lenders.  Each of the undersigned hereby (a) represents and warrants that the execution and delivery of this Reaffirmation and Consent are within its powers, have been duly authorized by all necessary action, and are not in contravention of any law, rule, or regulation applicable to it, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or Governmental Authority, or of the terms of its governing documents, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected, (b) consents to the amendment of the Financing Agreement set forth in the Amendment and any waivers granted therein; (c) acknowledges and reaffirms all obligations owing by it to the Agents and Lenders under any Loan Document to which it is a party; (d) agrees that each Loan Document to which it is a party is and shall remain in full force and effect, and (e) ratifies and confirms its consent to any previous amendments of the Financing Agreement and any previous waivers granted with respect to the Financing Agreement.  Although each of the undersigned have been informed of the matters set forth herein and have acknowledged and agreed to same, each of the undersigned understands that the Agents and Lenders shall have no obligation to inform the undersigned of such matters in the future or to seek the undersigned’s acknowledgement or agreement to future amendments, waivers, or modifications, and nothing herein shall create such a duty.

IN WITNESS WHEREOF, the undersigned have executed this Reaffirmation and Consent as of the date first set forth above.

[signature pages follow]

KIDS LINE, LLC,
a Delaware limited liability company

By:	/s/ John D. Wille
Name: John D. Wille
Title: Vice President and Chief Financial Officer

SASSY, INC.,
an Illinois corporation

By:	/s/ John D. Wille
Name: John D. Wille
Title: Vice President and Chief Financial Officer

RUSS BERRIE & CO. (WEST), INC.,
a California corporation

By:	/s/ John D. Wille
Name: John D. Wille
Title: Vice President and Chief Financial Officer

RBCACQ, INC.,
a California corporation

By:	/s/ John D. Wille
Name: John D. Wille
Title: Vice President and Chief Financial Officer

[Signature page to Reaffirmation and Consent]

RUSS BERRIE AND COMPANY
PROPERTIES, INC.,
a New Jersey corporation

By:	/s/ John D. Wille
Name: John D. Wille
Title: Vice President and Chief Financial Officer

RUSSPLUS, INC.,
a New Jersey corporation

By:	/s/ John D. Wille
Name: John D. Wille
Title: Vice President and Chief Financial Officer

FLUF N’ STUF, INC.,
a Pennsylvania corporation

By:	/s/ John D. Wille
Name: John D. Wille
Title: Vice President and Chief Financial Officer

RBTACQ, INC.,
an Ohio corporation

By:	/s/ John D. Wille
Name: John D. Wille
Title: Vice President and Chief Financial Officer

[Signature page to Reaffirmation and Consent]

RUSS BERRIE AND COMPANY
INVESTMENTS, INC.,
a New Jersey corporation

By:	/s/ John D. Wille
Name: John D. Wille
Title: Vice President and Chief Financial Officer

BOA DONE, INC.,
a West Virginia corporation

By:	/s/ John D. Wille
Name: John D. Wille
Title: Vice President and Chief Financial Officer

P/F DONE, INC.,
a Pennsylvania corporation

By:	/s/ John D. Wille
Name: John D. Wille
Title: Vice President and Chief Financial Officer

[Signature page to Reaffirmation and Consent]